Oil Reserve Estimate

Blue Water Heavy Oil Project Crow Reservation, Montana

Prepared for
Degaro Innovations Corp.

By

David A. Lopez, Ph.D.
Consulting Geologist
AAPG Certified Petroleum Geologist #4210
Billings, MT
June 30, 2013

Qualifications—Dr. David A. Lopez

- Education:
  - University of Colorado, B. A., (Geology), 1973
  - University of New Mexico, M. S., (Geology), 1975
  - Colorado School of Mines, Ph. D., (Geology), 1981

- American Association of Petroleum Geologists (AAPG) Certified Petroleum Geologist #4210.

- I have 36 years of experience as a professional geologist; 29 years in oil and gas exploration and research.

- I am a member of the following professional organizations
  - American Association of Petroleum Geologists
  - Geological Society of America (Fellow)
  - Montana Geological Society

Respectfully Submitted,

Dr. David A. Lopez

Executive Summary

Reserve potential for the 1-11-22 and 5-11-22 Crow Tribal wells was calculated by log evaluation. Only a gamma ray log was run on the 2-11-22 well, but the sample descriptions and log correlation with the other two wells indicate expected reserves should be comparable.

Based on the simplified assumption that the pay zone will remain relatively constant over a 40 acre area, the total oil in place per 40 acres can be expected to be between 1.5 and 2.6 million barrels of oil. No attempt was made to evaluate the quality or gravity of the oil in place. No information was available for an expected recovery factor; the estimate is therefore of total oil in place.

Evaluation Description

In the above referenced prospect three wells (1-11-22; 2-11-22, and 5-11-22) have been drilled that have all penetrated well developed reservoir rock in the Tensleep Sandstone. These zones are oil saturated as indicated by logs, core, and sample descriptions. Excellent pay intervals occur in the depth range of 620 to 710 ft. Resistivity in these zones range from 100 ohms with peaks of almost 700 ohms. Porosity from Density/Neutron logs (2.65 sandstone matrix density) in the zones ranges from about 9% to a high of about 26%. These porosity values were confirmed by core analysis of the 5-11-22. Water sampled from the 1-11-22 well has a measured R_w of 2.47 ohms. Water saturation (S_w) was calculated for individual pay zones based on the measured R_w and log measurements from the porous zones. The tables below, for the 1-11-22 and 5-11-22 wells, list the measured data by interval, the calculated Sw, the volume of oil saturated porosity in acre-ft, and total original oil in place.

Table 1 – Oil in Place Calculations for log data, Crow Tribal 1-11-22

Interval	Thickness	Area	Porosity	R_t (ohms)	S_w	S_o	Acre-Ft Oil Saturated
621-624	4	40 acres	13%	500.00	23%	77%	16.02
624-638	14	40 acres	16%	650.00	12%	88%	78.80
646-655	9	40 acres	22%	150.00	27%	73%	57.82
659-662	3	40 acres	23%	125.00	31%	69%	19.04
662-666	4	40 acres	26%	150.00	20%	80%	33.28
666-672	6	40 acres	17%	200.00	35%	65%	26.52
672-679	7	40 acres	23%	150.00	25%	75%	48.30
694-698	4	40 acres	23%	150.00	25%	75%	27.60
702-705	3	40 acres	21%	110.00	41%	59%	14.87
708-710	2	40 acres	22%	125.00	33%	67%	11.79
Total							334.04

$S_w = (F \times R_w)/R_t$ $F=0.81/Ø^2$(ss) $R_w=2.47$

Total oil in place = acre ft X (7758.37 barrels/ acre-ft) = **2,591,605.9 BO**

Table 2 – Oil in Place Calculations for log data, Crow Tribal 5-11-22

Interval	Thickness	Area	Porosity - Log	Porosity - Core	R_t (ohms)	S_w	S_o	Acre-Ft Oil Saturated
640-644	4	40 acres	20%	18%	200.00	27%	73%	22.19
646-658	12	40 acres	23%	19%	110.00	41%	59%	59.47
660-668	8	40 acres	23%	22%	150.00	26%	74%	53.28
670-673	3	40 acres	20%	18%	125.00	44%	56%	12.77
676-682	6	40 acres	24%	22%	150.00	25%	75%	41.40
Total								189.11
$S_w = (F \times R_w)/R_t$	$F = 0.81/Ø^2$ (ss)					$R_w = 2.47$		
Total oil in place = acre ft X (7758.37 barrels/ acre-ft) = **1,467,185 barrels oil**								

Based on the assumption that the pay zone will remain relatively constant over a 40 acre area, the total oil in place per 40 acres can be expected to be between 1.5 and 2.6 million barrels of oil. The difference in reserves between the two wells is because the top pay zone (621 ft- 638 ft interval) present in the 1-11-22 well is absent in the 5-11-22 well. Only a gamma ray log was run on the 2-11-22 well, but the sample descriptions and log correlation with the other two wells indicate expected reserves should be comparable.

No attempt was made to evaluate the quality or gravity of the oil in place.